Exhibit 10.31

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT dated as of September 1, 2003 is made by and between ViroPharma Incorporated (the “Company”), and Claude Nash (the “Employee”).

WHEREAS, the Company and the Employee entered into that certain Severance Agreement dated August 21, 2000, as amended and restated as of September 1, 2002 and the parties desire to further amend and restate such agreement in its entirety as set forth herein; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board also recognizes that by continuing service with the Company as an employee and as a member of the Board, Employee has foregone other significant opportunities and should be protected against the possibility of his involuntary termination of employment without cause or a constructive termination of his employment; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company’s key personnel, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control or other termination of employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, this Company and the Employee hereby agree as follows:

1. Defined Terms. Unless sooner defined below, the definition of capitalized terms used in this Agreement is provided in the last Section hereof.

2. Payments.

2.1 From the date hereof until August 31, 2004, the Employee shall perform such duties as the President of the Company may determine from time to time, and in respect thereof the Employee shall receive (a) such health, life, disability and accident insurance benefits substantially similar to those which are received by other employees of the Company, and (b) a salary in the amount of $1,000 per month, provided however that such employment shall be an “at-will” relationship terminable at any time by either the Company or the Employee for any reason whatsoever, with or without Cause, and upon termination of such employment relationship, the obligations of the Company under this Section 2.1 shall automatically terminate. Unless otherwise expressly agreed to by the Compensation Committee of the Board of Directors of the Company, the Employee shall not be entitled to participate in any of the Company’s stock option or incentive bonus arrangements in his capacity as an employee. The Company shall maintain an office for the Employee during the period that Employee continues to serve on the Board of Directors of the Company.

2.2 (a) Provided that Employee has signed the Release attached hereto as Exhibit A (the “Release”), the Company shall pay the Employee the payments described in this Section 2.2 (the “Severance Payments”) upon the termination of the Employee’s employment, unless such termination is (i) by the Company for Cause, or (ii) by reason of death or Disability. Notwithstanding the foregoing, the Company’s obligation to pay Employee the Severance Payments or to provide any other benefit to Employee hereunder shall immediately cease (A) upon Employee’s breach of any of the provisions set forth in Section 3 below, or (B) if Employee revokes or attempts to revoke the Release.

(b) For the two-year period starting on the Date of Termination, the Company shall arrange to provide the Employee with life, disability and accident insurance benefits substantially similar to those which the Employee is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits if such reduction constitutes Good Reason). For the entire period beginning on the Date of Termination and ending on the earlier of the Employee’s death or the Employee’s 65th birthday, Company shall arrange to provide the Employee with health insurance benefits substantially similar to those which the Employee is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits if such reduction constitutes Good Reason). Benefits otherwise receivable by the Employee pursuant to this Section 2.2(b) shall be reduced to the extent comparable benefits are actually received by or made available to the Employee without cost during the above-referenced period. In addition, any such benefits actually received by the Employee shall be reported to the Company by the Employee. Notwithstanding the foregoing, to the extent that the coverage described in this Section 2.2(b) cannot be provided under the Company’s benefit plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on the Employee, then the Company shall pay the Employee an amount such that the Employee can purchase such benefits separately at no greater after tax cost to the Employee than the Employee would have had if the benefits were provided to the Employee as an employee of the Company.

2.3. (a) Whether or not the Employee becomes entitled to the Severance Payments, if any of the Total Payments (as defined in subsection (b) below) will be subject to an excise tax under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 2.3, shall be equal to the excess of the Total Payments over the payment provided for by this Section 2.3.

(b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Employee in connection with a Change of Control or the

Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (the “Total Payments”), shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Employee, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, and all “excess parachute payments” (within the meaning of section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax unless, in the opinion of such tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, FICA taxes at the highest rate applicable with respect to wages in excess of the Social Security taxable wage base in effect for the year of payment, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the Date of Termination (or such other time as is hereinafter described), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee’s employment (or such other time as is hereinafter described), the Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Employee to the extent that such repayment results in a reduction in Excise Tax or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Employee’s employment (or such other time as is hereinafter described) (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or addition payable by the Employee with respect to such excess) at the time that the amount of such excess is finally determined. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. If an Employee who remains in the employ of the Company becomes entitled to the payment provided for by this paragraph, such payment shall be made no later than the later of (i) the fifth day following the date on which the Employee notifies the Company that he is subject to the Excise Tax and (ii) twenty days prior to the date on which the Excise Tax is initially due.

(d) The payments provided for in this Section 2.3 shall be made as soon as practicable prior to the date that Employee is obligated to pay the Excise tax; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Company of the minimum amount of such payments to which the Employee is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this section, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including.

3. The Employee’s Covenants.

3.1 Except as is necessary in the performance of Employee’s duties as an employee and as a member of the Board of Directors of the Company, Employee shall not, without the prior written consent of the Company in its sole discretion, for any reason or for any purpose, during or after Employee’s employment by the Company, either directly or indirectly, divulge to any third-party or use for his own direct or indirect benefit, any Company Information (as defined below) revealed to or obtained by Employee at any time during the course of his employment with the Company. “Company Information” generally means all of the Company’s confidential, proprietary, business and technical information, trade secrets or other information or materials that have not been made available to the general public by the Company. Nothing contained herein shall restrict Employee from divulging or using for his own benefit or for any other purpose any Company Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Agreement.

3.2. For the two year period starting on the Date of Termination, regardless of the reason for the termination, Employee shall not, directly or indirectly, and whether for Employee’s own direct or indirect benefit or for the direct or indirect benefit of any third party:

(a) perform any services that may be used in connection with developing, manufacturing or marketing a chemical entity or product that competes with the Company’s business of the discovery, development, manufacture, marketing and sale of pharmaceuticals for the treatment of any disease that is or was the focus of any of the Company’s research, development or commercialization programs that are described in or are incorporated by reference into the Company’s most recent Form 10-K or most recent Form S-1 or S-3 filed with the Securities and Exchange Commission prior to the Date of Termination, or that are otherwise publicly announced by the Company after the filing of the foregoing Form 10-K, Form S-1 or

Form S-3 and prior to the Date of Termination (the “Business”), provided that nothing in this Subsection shall prevent Employee, with the prior approval of a majority of the members of the Board of Directors of the Company, from serving on the Board of Directors of another entity that may otherwise be deemed to be in competition with the Business; or

(b) solicit, call on, or otherwise deal in any way with any licensor, customer, vendor or contractor with whom the Company shall have dealt at any time during the period of Employee’s employment by the Company, for a purpose which is competitive with the Business; or

(c) employ, engage or retain, or arrange to have any other person or entity employ, engage or retain any person who is an employee, contractor, consultant or agent of the Company or shall have been employed, engaged or retained by the Company as an employee, contractor, consultant or agent at any time during the one (1) year period preceding the Date of Termination; additionally, Employee shall not, directly or indirectly, influence or attempt to influence any such person to terminate or modify his or her employment arrangement or engagement with the Company.

The Employee acknowledges that the Company would be irreparably injured by a violation of this Section 3, and agrees that the Company, in addition to other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order or other equitable relief restraining the Employee from any actual or threatened breach of this Section 3 without any bond or other security being required. Employee’s obligation under this Section 3 shall survive any termination of the Company’s obligation to make payments to Employee hereunder.

4. Termination Procedures.

4.1. During the term of this Agreement, any termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

4.2. “Date of Termination,” with respect to any termination of the Employee’s employment shall mean:

(a) if the Employee’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the full-time performance of the Employee’s duties during such thirty (30) day period); and

(b) if the Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination, which, in the case of: (i) a termination by the Company, shall not be less than thirty (30) days after the date Notice of Termination is given (except in the case of a termination for Cause) and, (ii) a termination by the Employee, shall not be less than fifteen (15) days nor more than sixty (60) days after the date such Notice of Termination is given.

5. Successors; Binding Agreement.

5.1. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled to hereunder if the Employee were to terminate the Employee’s employment for Good Reason after a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

5.2. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amount would still be payable to the Employee hereunder (other than amounts which, by their terms, terminate upon the death of the Employee) if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

6. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United states registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:	To the Employee:

ViroPharma Incorporated	Claude H. Nash
405 Eagleview Boulevard	2400 Beaver Hill Rd., PO Box 179,
Exton, PA 19341	Birchrunville, PA 19421-0179
Attention: General Counsel

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Employee has agreed

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

10. Settlement of Disputes; Arbitration. All claims by the Employee for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim and shall further allow the Employee to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Employee’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

11. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

11.1 “Cause” means Employee’s conviction of any felony, Employee’s commission of any act of fraud or embezzlement, or Employee’s unauthorized use or disclosure of confidential information or trade secrets of the Company or its subsidiaries.

11.2 “Change of Control” shall mean “Change of Control” as defined in the ViroPharma Incorporated Stock Option Plan.

11.3 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to specific sections of the code shall include any successors thereto.

11.4 “Disability” shall be deemed the reason for the termination by the Company of the Employee’s employment if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from the full-time performance of the Employee’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Employee a Notice of Termination for Disability and, within thirty (30) days after such Notice of Termination is given, the Employee shall not have returned to the full-time performance of the Employee’s duties.

11.5 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

11.6 “Good Reason” for termination by the Employee of the Employee’s employment shall mean the occurrence (without the Employee’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in subsections (a), (d), or (e) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a) the assignment by the Company to the Employee of any duties inconsistent with the Employee’s status as an employee of the Company or a substantial adverse alteration in the nature or status of the Employee’s responsibilities;

(b) a reduction by the Company in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all Employees of the Company and all Employees of any Person in control of the Company;

(c) the relocation by the Company of its principal executive offices to a location more than 30 miles from the Company’s principal offices on the date of this Agreement or the Company’s requiring the Employee to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with the Employee’s present business travel obligations;

(d) the failure by the Company to pay to the Employee any portion of the Employee’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all Employees of the Company and all Employees of any Person in control of the Company, or to pay to the Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(e) the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company’s pension, life insurance medical, health and accident, or disability plans in which the Employee was participating immediately preceding such failure, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by the Employee immediately preceding such failure, or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Company in accordance, with the Company’s normal vacation policy in effect immediately preceding such failure.

11.7 “Person” shall have the meaning given in section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

IN WITNESS WHEREOF, this Agreement has been executed, as of the date first above written, on behalf of this Company by its duly authorized officer and by the Employee.

ATTEST:	VIROPHARMA INCORPORATED

/s/ Thomas F. Doyle	By:	/s/ Michel de Rosen
Secretary		Michel de Rosen
Chief Executive Officer and President

EMPLOYEE

	By:	/s/ Claude H. Nash
Claude H. Nash

EXHIBIT A

RELEASE

In consideration for the above consideration and the promises contained in that certain Second Amended and Restated Severance Agreement dated as of September 1, 2002 between you and ViroPharma Incorporated (the “Company”), the sufficiency of which are hereby acknowledged, you hereby agree of your own free will, to voluntarily waive, release and forever discharge the Company and its subsidiaries, affiliates, predecessors, officers, employees and directors of and from any and all actions, causes of actions, suits, grievances, claims, debts, charges, complaints, contracts (whether oral or written, express or implied from any source), claims for recall or reinstatement and promises, whatsoever, in law or equity, which you or your heirs, executors, administrators, successors and assigns, may have, or may have knowledge of, or may be charged with knowledge of, as of the date of this Agreement, for, upon, or by reason of any matter, cause or thing whatsoever, including, but not limited to, any and all matters arising out of your employment by the Company and the cessation of said employment, and including but not limited to, any violation of:

(a)	Title VII of the Civil Rights Act of 1964, as amended;

(b)	Sections 1981 through 1988 of Title 42 of the United States Code;

(c)	The Employee Retirement Income Security Act of 1974, as amended;

(d)	The Vocational Rehabilitation Act of 1973, as amended;

(e)	The Age Discrimination in Employment Act of 1967, as amended;

(f)	The Older Workers Benefit Protection Act of 1990, as amended;

(g)	The Americans with Disabilities Act of 1990, as amended;

(h)	The Pennsylvania Human Relations Act, 43 P.S. sections 951, et. seq.;

(i)	Any other federal, state or local labor, whistleblower, wage and hour or human rights law; and

(j)	Any other alleged violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, tort or common law having any bearing whatsoever on the terms and conditions and/or cessation of your employment with the Company which you ever had, now has or may have as of the date of execution of this Agreement.

IN WITNESS WHEREOF, this Release has been executed, as of the date written below by the undersigned in favor of ViroPharma Incorporated.

EMPLOYEE:

Claude H. Nash

ACCEPTED:

VIROPHARMA INCORPORATED

By:

Name:

Title: